Laidlaw International Reports Financial Results for Fiscal 2006 and Increases Quarterly Dividend

- Fiscal 2006 EBITDA up 12.6% to $466 million
- Provides Guidance for Fiscal 2007
- Increases Quarterly Dividend to $0.17 per share
- Completes $500 million Share Repurchase Plan

NAPERVILLE, IL, November 9, 2006 — Laidlaw International, Inc. (NYSE: LI), North America’s largest operator of school and inter-city bus transportation and a leading provider of public transit services, today reported improved financial results for its fourth fiscal quarter and full fiscal year ended August 31, 2006. Laidlaw’s Board of Directors approved an increased quarterly dividend for shareholders of $0.17 per share of the Company’s common stock. The Company also announced that, as of October 31, 2006, it had completed its previously announced $500 million share repurchase program and repurchased 19 million shares.

“Our goal for the past year has been to focus on operational excellence as the most effective way of demonstrating and delivering value to our shareholders,“ said Kevin Benson, President and Chief Executive Officer of Laidlaw International, Inc. “Our progress is evident in the improvement in operating performance and in the nearly $640 million we returned to shareholders through share buybacks and dividends this past year. Looking forward, our confidence in our ability to maintain this progress is evidenced in the 13% increase to our quarterly dividend announced today.”

Fourth Quarter Results
Laidlaw reported consolidated revenue for the fourth quarter of $635 million, an increase of 3.7% from $613 million a year ago. Higher prices, due in part to increased fuel prices, and volume growth led to higher revenue at Education Services. Greyhound’s revenue benefited from favorable foreign exchange rates, operational improvements and ticket price increases instituted during the past year. EBITDA was $43 million in the quarter, an increase of 12.6% from $38 million in the previous year, largely due to Greyhound’s improved results.

2006 Fiscal Year Results
Revenue for fiscal 2006 was $3,132 million, a 3.5% increase over prior year, reflecting price increases at Education Services and Greyhound as well as favorable foreign exchange rates. Fiscal 2006 EBITDA was $466 million and includes insurance gains of $14 million related to 9/11 and Hurricane Katrina. Excluding the one-time gains, EBITDA increased $38 million, an increase of 9% as compared to $414 million for fiscal 2005, despite $37 million of higher fuel expense at the contract businesses. The growth in EBITDA occurred primarily at Greyhound as a result of operational improvements, network changes, and ticket price initiatives.

Mr. Benson commented, “A few years ago we determined that our margins in Education Services were lower than those of our peers. Our efforts since then to upgrade underperforming contracts, consolidate support activities and reduce insurance costs, have offset the rise in fuel prices, closed the performance gap and we now believe our margins are in-line with our peers. We are continuing to invest in systems and processes to further improve our margins but recognize that future margin expansion will depend largely on fuel prices and our ability to recoup higher prices in future contracts.”

Income from continuing operations was $141 million as compared to a loss from continuing operations of $6 million in fiscal 2005. Fiscal 2005 included after-tax debt restructuring costs of $72 million.

EBITDA is a non-GAAP financial measure, representing operating income plus depreciation and amortization. Schedules reconciling EBITDA to income from continuing operations and EBITDA to cash provided by operating activities are presented as a supplement to this release.

As of August 31, 2006, the Company had cash and cash equivalents of $319 million and debt outstanding of $807 million. Net capital expenditures for fiscal 2006 were $290 million, as compared to $152 million for the prior year. Laidlaw anticipates filing its Form 10-K, which includes more complete information, with the Securities Exchange Commission today, November 9, 2006.

Share Buyback and Distributions
As of October 31, 2006, Laidlaw had completed its share repurchase plans as authorized by its Board of Directors and had 79 million shares outstanding. Through fiscal 2006, the Company spent $504 million repurchasing its common stock, and subsequent to yearend, spent an additional $73 million. During fiscal 2006, the Company also paid dividends totaling $0.60 per share to owners of its common stock.

The Board of Directors approved a quarterly dividend of $0.17 per share of Laidlaw’s common stock, an increase of 13% from the previous rate of $0.15 per share. The dividend is payable on December 6, 2006, to stockholders of record at the close of business on November 27, 2006. Dividends are reviewed quarterly and declared by the Board at its discretion.

Fiscal 2007 Outlook
Laidlaw anticipates that it will continue to realize improvements in its financial performance in the coming year. Laidlaw expects 2007 revenue to increase two to four percent, as compared to 2006, driven largely by price and volume growth at Education Services and the full year effect of previous ticket price increases taken at Greyhound.

EBITDA for fiscal 2007 is projected to be in the range of $470 million to $500 million. The anticipated improvement in EBITDA is expected to come principally from Greyhound as its network improvements mature and its operating lease expenses decline in conjunction with the reduction of the number of leased buses. At Education Services, a continuation of operating improvements is expected to mitigate the impact of further increases in average fuel prices.

Laidlaw also provided earnings per share guidance from continuing operations of $1.35 to $1.55 per share. Depreciation in 2007 is expected to grow due to the increased investment in fleet at Education Services and because changes to the depreciation rate that reduced depreciation in 2006, will have a declining impact in 2007 and future years. Net capital expenditures for fiscal 2007 are projected to be $230 million to $260 million.

Annual Meeting
Laidlaw will hold its Annual Meeting of Stockholders on February 9, 2007, at 11:00 am at Hilton Lisle/Naperville, 3003 Corporate West Drive, Lisle, Illinois. Stockholders of record as of December 14, 2006 will be entitled to vote at the annual meeting.

Conference Call Details
The company will hold a conference call hosted by senior management to discuss the financial results on Friday, November 10, 2006 at 10:00 a.m. (eastern time). A web cast of the conference call will be accessible at Laidlaw International’s website www.laidlaw.com.

To participate in the call, please dial:

800-425-6195 – (US and Canada)

973-935-8752 – (International)

A replay will be available immediately after the conference call through December 10, 2006. To access the replay, dial 877-519-4471 (U.S and Canada) or 973-341-3080 (International); access code: 7970330. Additionally, the web cast will be archived on the company’s website.

Certain statements contained in this press release, including statements regarding the status of future operating results and market opportunities and other statements that are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of terminology such as: believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, continue, project, positioned, strategy and similar expressions. Such statements involve certain risks, uncertainties and assumptions that include, but are not limited to,

- Economic and other market factors, including competitive pressures and changes in pricing policies;
— The ability to implement initiatives designed to increase operating efficiencies or improve results;
— Costs and risks associated with litigation and indemnification obligations;
— Changes in interpretations of existing, or the adoption of new, legislation, regulations or other laws;
— The potential for rising labor costs and actions taken by organized labor unions;
— Continued increases in prices of fuel and potential shortages;
— Control of costs related to accident and other risk management claims;
— Terrorism and other acts of violence;
— The ability to produce sufficient future taxable income to allow us to recover our deferred tax assets;
— The ability to repurchase the Company’s stock or pay dividends to shareholders;
— Potential changes in the mix of businesses we operate; and
— The inability to earn sufficient returns on pension plan assets thus requiring increased funding.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. In light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures the Company makes on related subjects as may be detailed in the Company’s other filings made from time to time with the Securities and Exchange Commission.

Contact:
Sarah Lewensohn
Director, Investor Relations
(630) 848-3120

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LAIDLAW INTERNATIONAL, INC.
Consolidated Statements of Operations
( $ in millions except per share amounts )
(unaudited)

	Three Months Ended August 31,		Year Ended August 31,
	2006	2005	2006	2005
Revenue	$635.4	$613.0	$3,131.9	$3,026.5
Compensation expense	318.0	312.1	1,540.9	1,519.0
Vehicle related costs	63.5	67.9	249.7	259.5
Fuel expenses	56.2	46.0	250.5	199.7
Insurance and accident claim costs	40.1	25.4	168.4	163.2
Occupancy costs	42.7	40.3	164.2	156.7
Depreciation and amortization	38.0	45.3	215.8	249.1
Other operating expenses	71.9	83.1	291.9	314.4

Operating income (loss)	5.0	(7.1)	250.5	164.9
Interest expense	(8.0)	(11.7)	(24.3)	(70.8)
Other income, net	4.7	1.0	10.4	10.5
Debt restructuring costs	—	(112.2)	—	(112.2)
Income tax benefit (expense)	0.2	48.5	(95.4)	2.0

Income (loss) from continuing operations before cumulative effect of a change in accounting principle	1.9	(81.5)	141.2	(5.6)
Income (loss) from discontinued operations	0.3	(2.1)	(12.6)	218.0

Income (loss) before cumulative effect of a change in accounting principle	2.2	(83.6)	128.6	212.4
Cumulative effect of a change in accounting principle	(3.7)	—	(3.7)	—

Net income (loss)	$(1.5)	$(83.6)	$124.9	$212.4

Basic earnings (loss) per share
Continuing operations	$0.02	$(0.81)	$1.44	$(0.06)
Discontinued operations	—	(0.02)	(0.13)	2.18
Cumulative effect of a change in accounting principle	(0.04)	—	(0.04)	—

Net income (loss)	$(0.02)	$(0.83)	$1.27	$2.12

Diluted earnings (loss) per share
Continuing operations	$0.02	$(0.81)	$1.44	$(0.06)
Discontinued operations	—	(0.02)	(0.13)	2.18
Cumulative effect of a change in accounting principle	(0.04)	—	(0.04)	—

Net income (loss)	$(0.02)	$(0.83)	$1.27	$2.12

LAIDLAW INTERNATIONAL, INC.
Operating Highlights
( $ in millions )
(unaudited)

	Three Months Ended August 31,		Year Ended August 31,
	2006	2005	2006	2005
Revenue
Education services	$211.6	$197.2	$1,579.5	$1,518.2
Greyhound	347.9	337.6	1,244.2	1,201.6
Public transit	75.9	78.2	308.2	306.7

Consolidated	$635.4	$613.0	$3,131.9	$3,026.5

EBITDA
Education services	$(30.5)	$(21.1)	$294.5	$296.0
Greyhound	68.0	55.4	152.1	101.9
Public transit	5.5	3.9	19.7	16.1

Consolidated	43.0	38.2	$466.3	$414.0

EBITDA Margins
Education services	(14.4)%	(10.7)%	18.6%	19.5%
Greyhound	19.5%	16.4%	12.2%	8.5%
Public transit	7.2%	5.0%	6.4%	5.2%
Consolidated	6.8%	6.2%	14.9%	13.7%
Net Capital Expenditures			290.1	152.4

EBITDA is presented as a supplemental disclosure because management uses this measure to evaluate performance and allocate resources, and believes it provides useful information regarding our ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (GAAP) and is not indicative of operating income or cash flows from operations as determined under GAAP.

LAIDLAW INTERNATIONAL, INC.
Reconciliation of Non-GAAP Financial Measures
( $ in millions )
(unaudited)

EBITDA is presented as a supplemental disclosure because management uses this measure to evaluate performance and allocate resources, and believes it provides useful information regarding our ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (GAAP) and is not indicative of operating income or cash flows from operations as determined under GAAP.

A reconciliation of EBITDA to income (loss) from continuing operations before cumulative effect of a change in accounting principle is presented below ($ in millions):

	Three Months Ended August 31,		Year Ended August 31,
	2006	2005	2006	2005
EBITDA	$43.0	$38.2	$466.3	$414.0
Depreciation and amortization	(38.0)	(45.3)	(215.8)	(249.1)
Interest expense	(8.0)	(11.7)	(24.3)	(70.8)
Other income, net	4.7	1.0	10.4	10.5
Debt restructuring costs	—	(112.2)	—	(112.2)
Income tax benefit (expense)	0.2	48.5	(95.4)	2.0

Income (loss) from continuing operations before cumulative effect of a change in accounting principle	$1.9	$(81.5)	$141.2	$(5.6)

A reconciliation of EBITDA to cash provided by operating activities is presented below ($ in millions):

	Three Months Ended August 31,		Year Ended August 31,
	2006	2005	2006	2005
EBITDA	$43.0	$38.2	$466.3	$414.0
Cash paid for interest	(5.4)	(33.9)	(19.0)	(76.5)
Cash refunded (paid) for income taxes	(0.4)	(0.4)	3.1	(1.5)
Cash received from other income, net	4.7	1.0	10.4	10.5
Cash paid for debt restructuring	—	(70.7)	—	(70.7)
Non-cash adjustments to EBITDA	(5.6)	(2.7)	(5.0)	18.9
Cash provided (used) by changes in operating assets and liabilities	115.7	136.2	17.8	(27.8)

Cash provided by operating activities	$152.0	$67.7	$473.6	$266.9